Exhibit 99.1

Second Quarter Report Quarter ended June 30, 2010

One and Two Eldridge Place in Houston, Texas—are properties of Behringer Harvard REIT I, Inc.

Second Quarter Overview

•	Occupancy at the end of the second quarter was approximately 86%, which marks the third consecutive quarter that occupancy has remained consistent.

•

Leasing activity continues to show improvement, with approximately 1.0 million square feet of renewal, expansion, and new leases executed during the quarter. Through the six months ended June 30, 2010, leases totaling approximately 2.1 million square feet have been executed, compared to approximately 2.6 million square feet of leases executed in all of 2009.

•

Rental rates remained under pressure as average net rents for new leases during the quarter were approximately 10% lower than expiring rents. Through the first six months of 2010, average net rents for new leases were approximately 7% lower compared to the same period last year.

•

Subsequent to the end of the quarter, our Crescent Center property, an approximately 336,000-square-foot office building in Memphis, Tennessee, was sold to an unaffiliated third party at a contract sales price of approximately $52.6 million. Net proceeds, after the buyer assumed $42.6 million of related mortgage debt, totaled approximately $9.6 million.

•	Scott W. Fordham, formerly the chief accounting officer for the REIT, was appointed chief financial officer by the board of directors.

•

In recognition of the difficult operating environment, the REIT’s sponsor waived approximately $2.3 million in asset management fees for the second quarter of 2010. In the first half of 2010, the sponsor waived approximately $4.6 million, and over the last five quarters approximately $12.1 million in asset management fees have been waived.

Financial Highlights

Some numbers have been rounded for presentation purposes.

	(in thousands, except	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
	per share data)	Jun. 30, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009

	Modified FFO	$24,230	$18,542	$61,171	$47,072
	Modified FFO, per share	$0.08	$0.06	$0.21	$0.16
	Distributions declared	$12,864	$23,740	$36,694	$70,274
	Distributions per share	$0.04	$0.08	$0.13	$0.24

	(in thousands)	As of Jun. 30, 2010

	Total assets	$4,451,978
	Total liabilities	$3,163,310

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Reconciliation of MFFO to Net Income

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands)	Jun. 30, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009
Net loss	$(89,709)	$(246,501)	$(116,986)	$(291,944)
Net income attributable to noncontrolling interest	238	4,661	383	5,498
Real estate depreciation and amortization	62,189	72,294	126,580	146,159
Noncontrolling interest share of above adjustments	(316)	(530)	(646)	(1,259)
FFO(1)	(27,598)	(170,076)	9,331	(141,546)

Impairment charges	52,003	193,099	52,003	193,099
Fair value adjustments to derivatives	(99)	2	(87)	2
Noncontrolling interest share of above adjustments	(76)	(4,483)	(76)	(4,483)
MFFO(2)	$24,230	$18,542	$61,171	$47,072

(1)

Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(2)

In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges, and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 34 of our second quarter Form 10-Q on file with the SEC.

PRESORTED
STANDARD
U.S. POSTAGE PAID
HOUSTON, TX
15601 Dallas Parkway, Suite 600	PERMIT NO. 2187
Addison, TX 75001

Date Published 08/10 • IN • 405866
© 2010 Behringer Harvard

Second Quarter Report

Behringer Harvard REIT I, Inc.